Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage of Our Ownership Interest
Majority Owned Subsidiaries:
SemiLEDs Optoelectronics Co., Ltd.	Taiwan	100%
Helios Crew Corporation	Delaware	100%
Taiwan Bandaoti Zhaoming Co., Ltd (Silicon Base Development, Inc.)	Taiwan	100%
SemiLEDs International Corporation Ltd.	Hong Kong	100%
Ning Xiang Technology Co., Ltd.	Taiwan	93%
Xuhe Guangdian Co., Ltd.	China	100%
Lumeniche Co., Ltd (HB Lighting Co., Ltd.)	Taiwan	100%
SemiLEDs India Private Ltd.	India	100%

Unconsolidated Joint Venture Entities:
SILQ (Malaysia) Sdn. Bhd.	Malaysia	33%
Xurui Guangdian Co. Ltd. (inactive)	China	49%